SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12
Fidelity Advisor Series VIII
(Name of Registrant as Specified In Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
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(4) Date Filed:

Fidelity Advisor Series VIII Proxy

Introduction

Hello, Mr./Mrs.________. My name is ___________. I am calling from Fidelity Investments Institutional Services Co. of 82 Devonshire Street, Boston, MA to follow up on a recent proxy mailing we sent you regarding several of our international funds. I'm calling to see if you received the information, if you have any questions, and to ask you to vote, if you haven't already done so.

Have you received the proxy material? We sent the information in mid January and followed up with a few reminder letters.

If the shareholder hasn't received the information:

(Sir or Madam), could I please confirm your address for the purposes of sending you the proxy materials? (If the address is incorrect, please write down the correct address and forward it to Colby Coppage with a request to have another kit sent to the client.) I will have a new kit sent immediately. Once you receive it, please review it and vote your shares right away. If you have any questions about the materials, feel free to call Fidelity at (800) 522-7297. When you fill out the card, please make sure you sign, date and mail it in the envelope provided before the newly extended March 14 shareholder meeting date.

Thank you very much for your time.

If the shareholder has received the information:

Do you have any questions about the specific proposals?

If there are no questions:

If you don't have any questions, we'd really appreciate you voting your shares. If we don't get a quorum, we will have to go through the expense and inconvenience of another solicitation period. You can mail in the proxy card, or if it's more convenient, you can vote with me here while we're on the telephone.

If there are questions about the specific proposals:

Try to answer the questions by using the external Q&A. If the questions go beyond that, conference in a Fidelity representative at (800) 522-7297. After having answered the questions...Now that we've answered your questions, I ask that you vote your shares either by mail, or if it's more convenient, right over the telephone.

Thank you very much for your time.

If the shareholder asks for a summary of the proposals:

The proposals cover a variety of topics. They include, but aren't limited to electing trustees to the board, ratifying the selection of the auditor, amending the management contract, amending the sub-advisory agreement and modifying fund objectives.

If the shareholder is hostile:

Thank him/her for the time and terminate the call.

If the shareholder wants to vote by telephone:

If your shareholder would like to vote by telephone, please call (888) 221-0697 and conference them into the call.

Script for Leaving a Message on an Answering Machine

Hello, Mr./Mrs. (Shareholder). My name is _____________. I am calling from Fidelity Investments Institutional Services Co. to follow up on a recent proxy mailing we sent you regarding several of their international funds.

As an owner of one of the funds, you should have received proxy material in the mail. At your earliest convenience, please vote, sign, date and mail the proxy card back to us in the return envelope provided to you. If you would like to vote by telephone, please call (888) 221-0697. If you have any questions about the proposals or did not receive the proxy material, please call Fidelity at (800) 522-7297. Thank you for your time.

For your information only (not part of verbal script):

On February 14, 2001, we conducted a shareholder meeting for Fidelity Advisor Latin America Fund and Fidelity Advisor Global Equity Fund. We reached quorum and passed on all of the fund proposals for these two funds. The meeting was adjourned until March 14, 2001 for the fund proposals for FA Diversified International Fund, FA Emerging Asia Fund, FA Europe Capital Appreciation Fund, FA International Capital Appreciation Fund, FA Japan Fund, FA Korea Fund, FA Overseas Fund, and FA Emerging Markets Income Fund and for all trust-wide proposals as we did not receive quorum for those funds or for the trust. As of 3/7/01, we have received the necessary vote for the FA Europe Capital Appreciation Fund and the FA Emerging Markets Income Fund.

Fidelity Investments Institutional Services Co.

82 Devonshire St.

Boston, MA 02109-3614

129464